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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
CHELSEA PROPERTY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Filed by Chelsea Property Group, Inc. Pursuant to Rule 14a-6 under the Securities Exchange Act of 1934 Subject Company: Chelsea Property Group, Inc. Commission File No.: 1-12328

Important Legal Information

        This communication is being made in respect of the proposed merger involving Chelsea Property Group, Inc. ("Chelsea") and Simon Property Group, Inc. ("Simon"). In connection with the proposed merger, Simon filed an amended registration statement on Form S-4 on September 9, 2004 containing a definitive proxy statement/prospectus for the stockholders of Chelsea. Chelsea began mailing the definitive proxy statement/prospectus and form of proxy to its stockholders on September 9, 2004. Before making any voting or investment decision, Chelsea's stockholders and investors are urged to read the definitive proxy statement/prospectus regarding the merger, as well as any other relevant documents carefully in their entirety because they will contain important information about the proposed transaction. The definitive proxy statement/prospectus on file with the SEC and other relevant materials are available free of charge at the SEC's Web site, www.sec.gov. Stockholders and investors in Chelsea or Simon will also be able to obtain the definitive proxy statement/prospectus and other documents free of charge by directing their requests to:

Chelsea Property Group, Inc. Investor Relations 105 Eisenhower Parkway Roseland, New Jersey 07068	Simon Property Group, Inc. Investor Relations National City Center 115 West Washington Street, Suite 15 East Indianapolis, Indiana 46204

        The following letter was sent to certain stockholders of Chelsea on September 30, 2004.

Chelsea Property Group, Inc.
105 Eisenhower Parkway
Roseland, NJ 07068

September 30, 2004

WE HAVE NOT YET RECEIVED YOUR PROXY

Dear Shareholder:

        Our records reflect that you have not yet voted your proxy for the October 13, 2004 Special Meeting of Shareholders. At the meeting, you will be asked to vote upon the proposal to approve the REIT merger and the merger agreement, pursuant to which Simon Acquisition I, LLC, a Maryland limited liability company and an indirect subsidiary of Simon Property Group, Inc., a Delaware corporation, will be merged with and into Chelsea Property Group, Inc., a Maryland corporation. In the proposed REIT Merger, Chelsea will become an indirect subsidiary of Simon. For each share of Chelsea common stock that you own, you will receive (subject to adjustment as described in the proxy statement/prospectus previously sent to you):

  •
  $36.00 in cash;

  •
  0.2936 of a share of Simon common stock, subject to adjustment as set forth in the proxy statement/prospectus; and

  •
  0.3000 of a share of Simon 6% Series I Convertible Perpetual Preferred Stock.

        As explained in the proxy statement/prospectus previously sent to you, the Board of Directors of Chelsea recommends a vote FOR this proposal. The adoption of this critical proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Chelsea common stock. Not voting has the same effect as a vote against the proposal.

        Last week Institutional Shareholder Services (ISS), the world premier proxy advisory firm, issued their recommendation in favor of the merger agreement. ISS issues voting recommendations to their client base of institutional investors regarding thousands of corporations each year.

        For your convenience we have made arrangements for you to vote by telephone or the internet in addition to voting by mail. Just follow the directions on the enclosed proxy. If you have any questions, or require assistance in voting, please call MacKenzie Partners, Inc. at (800) 322-2885 (Toll Free) or (212) 929-5500 (Call Collect). Thank you for your support.

Sincerely,

David C. Bloom
Chairman and Chief Executive Officer

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Chelsea Property Group, Inc. 105 Eisenhower Parkway Roseland, NJ 07068
WE HAVE NOT YET RECEIVED YOUR PROXY